Exhibit 77(c)

                         Shareholder Meeting (Unaudited)

A special meeting of shareholders of the Stock, Money Market, Bond, and Asset Allocation Portfolios was held in Phoenix, Arizona on August 18, 2000. A brief description of each matter voted upon as well as the results are outline below:

                                       Shares          Shares          Shares       Shares
                                     voted for     voted against     abstained     withheld       Total
                                    -----------   ---------------   -----------   ----------   ----------
1.   To elect eleven (11) Directors or Trustees, as the case may be, to hold office until the election and qualification of their successors: (a)

     Al Burton                        374,057          7,551               --           --      381,608
     Paul S. Doherty                  374,780          6,829               --           --      381,609
     Robert B. Goode, Jr.             374,780          6,829               --           --      381,609
     Alan L. Gosule                   374,201          7,407               --           --      381,608
     Walter H. May                    374,780          6,829               --           --      381,609
     Jock Patton                      374,082          7,527               --           --      381,609
     David W.C. Putnam                374,201          7,404               --           --      381,605
     John R. Smith                    374,780          6,829               --           --      381,609
     Robert W. Stallings              376,166          5,443               --           --      381,609
     John G. Turner                   376,166          5,443               --           --      381,609
     David W. Wallace                 374,780          6,829               --           --      381,609

2.   To approve a new Investment Management Agreement between the Fund and ReliaStar Investment Research,
     Inc. ("RIRI"), to reflect the acquisition of RIRI by ING Groep N.V. ("ING"), with no  change in the advisory fees payable to RIRI;

     Stock Portfolio                  284,393          4,814           10,771           --      299,978
     Money Market Portfolio            53,898             --               --           --       53,898
     Bond Portfolio                     7,578            244               95           --        7,917
     Asset Allocation Portfolio       140,660          4,594            5,220           --      150,474

3.   For shareholders of the Stock Portfolio and Asset Allocation Portfolio, to approve a new Sub-Advisory
     Agreement between RIRI and Pilgrim Investments Inc. ("Pilgrim Investments") to reflect the acquisition of RIRI and Pilgrim Investments by ING, with no change in the subadvisory fee payable to Pilgrim
     Investments; and

     Stock Portfolio                  284,902          6,404               --        8,673      299,979
     Asset Allocation Portfolio       141,849          4,443               --        4,183      150,475
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